November 2014

Pricing Sheet dated November 28, 2014 relating to

Preliminary Terms No. 234 dated October 30, 2014

Registration Statement No. 333-199966

Filed pursuant to Rule 433

Structured Investments

Opportunities in U.S. Equities

PLUS Based on the Value of the S&P 500® Index due March 3, 2016

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Registration Statement Update

The prospectus and the prospectus supplement, each dated November 14, 2011, product supplement no. 4a-I dated October 30, 2014 and underlying supplement no. 1-I dated November 14, 2011, all of which were referenced in the preliminary terms dated October 30, 2014, relating to your PLUS (filed under the registration statement no. 333-177923), have been superseded by the accompanying prospectus, prospectus supplement, product supplement no. 4a-I and underlying supplement no 1a-I, each dated November 7, 2014 and filed under the registration statement no. 333-199966.

PRICING TERMS — November 28, 2014
Issuer:		JPMorgan Chase & Co.
Underlying index:		S&P 500® Index
Aggregate principal amount:		$11,449,700
Payment at maturity:		If the final index value is greater than the initial index value, for each $10 stated principal amount PLUS,
$10 + leveraged upside payment
In no event will the payment at maturity exceed the maximum payment at maturity.
If the final index value is less than or equal to the initial index value, for each $10 stated principal amount PLUS,
$10 × index performance factor
This amount will be less than or equal to the stated principal amount of $10 per PLUS.
Leveraged upside payment:		$10 × leverage factor × index percent increase
Index percent increase:		(final index value – initial index value) / initial index value
Initial index value:		The closing level of the underlying index on the pricing date, which was 2,067.56
Final index value:		The closing level of the underlying index on the valuation date
Leverage factor:		300%
Index performance factor:		final index value / initial index value
Maximum payment at maturity:		$11.20 (112.00% of the stated principal amount) per PLUS.
Stated principal amount:		$10 per PLUS
Issue price:		$10 per PLUS (see “Commissions and issue price” below)
Pricing date:		November 28, 2014
Original issue date (settlement date):		December 3, 2014
Valuation date:		February 29, 2016, subject to postponement in the event of certain market disruption events and as described under “General Terms of Notes — Postponement of a Determination Date” in the accompanying product supplement no. 4a-I
Maturity date:		March 3, 2016, subject to postponement in the event of certain market disruption events and as described under “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement no. 4a-I
CUSIP / ISIN:		48127P200 / US48127P2002
Listing:		The PLUS will not be listed on any securities exchange.
Agent:		J.P. Morgan Securities LLC (“JPMS”)
Commissions and issue price:	Price to public(1)(2)	Fees and commissions	Proceeds to issuer
Per PLUS	$10.00	$0.175(2)(3)	$9.775
$0.05(2)(4)
Total	$11,449,700.00	$257,618.25	$11,192,081.75
(1)	See “Additional Information about the PLUS — Use of proceeds and hedging” in the accompanying preliminary terms for information about the components of the price to public of the PLUS.
(2)	The actual price to public and commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of PLUS purchased by that investor. The lowest price payable by an investor is $9.925 per PLUS. Please see “Syndicate Information” on in the accompanying preliminary terms for further details.
(3)	JPMS, acting as agent for JPMorgan Chase & Co., will pay all of the selling commissions of $0.175 per $10 stated principal amount PLUS it receives from us to Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”). See “Plan of Distribution (Conflicts of Interest)” beginning on page PS-87 of the accompanying product supplement no. 4a-I.
(4)	Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $0.05 for each $10 stated principal amount PLUS

The estimated value of the PLUS on the pricing date as determined by JPMS was $9.734 per $10 stated principal amount PLUS. See “Additional Information about the PLUS — JPMS’s estimated value of the PLUS” in the accompanying preliminary terms for additional information.

The PLUS are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

You should read this document together with the preliminary terms describing the offering and the related product supplement no. 4a-I, underlying supplement no. 1-I, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below. Please also see “Additional Information about the PLUS” in the accompanying preliminary terms.

Preliminary terms no. 234 dated October 30, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214008165/e61254fwp.htm

Product supplement no. 4a-I dated November 7, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214008407/e61359_424b2.pdf

Underlying supplement no. 1a-I dated November 7, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214008410/e61337_424b2.pdf

Prospectus supplement and prospectus, each dated November 7, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214008397/e61348_424b2.pdf

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free (800) 869-3326.

November 2014	Page 1